Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 No. 333-253705, Form S-8 No. 333-249892, Form S-8 No. 333-219275, and Form S-8 No. 333-205568) pertaining to the Second Amended and Restated Stock Incentive Plan, 2015 Incentive Award Plan (as amended and restated effective May 25, 2017), 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017), Livongo Acquisition Incentive Award Plan, and 2023 Incentive Award Plan of Teladoc Health, Inc. of our reports dated March 1, 2023, with respect to the consolidated financial statements of Teladoc Health, Inc. and the effectiveness of internal control over financial reporting of Teladoc Health Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 30, 2023